EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-167061, 333-147146 and 333-206655) of Sequenom, Inc.,

(2)
Registration Statement (Form S-8 Nos. 333-189520, 333-182911, 333-175513, 333-172302, 333-167831, 333-152230, 333-134906, 333-125456, 333-112322, 333-102769, 333-99629, 333-90778 and 333-67332) pertaining to the 2006 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan, and the New-Hire Equity Incentive Plan;

of our report dated March 2, 2016, with respect to the consolidated financial statements of Sequenom, Inc., included in this Annual Report (Form 10-K) of Sequenom, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP
San Diego, California
March 2, 2016